Hooper Holmes
2010 Third Quarter Financial Results
November 05, 2010

Operator: Good morning ladies and gentlemen thank you for standing by. Welcome to Hooper Holmes, 2010 Third Quarter Financial Results Conference Call.

During today's presentation, all participants will be in a listen only mode. Following the presentation the conference will be open for questions. If you have a question please, press the star, followed by the one on your touchtone phone. Please press star, zero for operator assistance at any time. If you're on a speaker phone, you will need to pick up the handset before making a selection. This conference is being recorded today, November 5th, Friday, 2010.

At this time I'd like to turn the conference over to Mr. Andrew Berger. Please, go ahead sir.

Andrew Berger: Thanks. On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call and thank you for joining us to discuss the Company's 2010 Third Quarter Financial Results and Business Outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the call, especially those that state management's intentions, hopes, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to remember that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's Annual Report on Form 10-K, copies of which may be obtained by contacting either the Company or the SEC. By now you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy, please contact me, Andrew Berger, at 216-464-6400, and I will send a copy to you.

Participating in today's conference call are Ransom Parker, Hooper Holmes President and Chief Executive Officer and Michael Shea, Senior Vice President, Chief Financial Officer and Treasurer. At this time I will turn the call over to Ransom Parker.

Ransom Parker: Thanks very much Andy and good morning everyone, I'm pleased to join you as the new CEO of Hooper Holmes. I believe I've met many of you on the phone or in person. If I haven't met you I look forward to doing so in the very near future. As you may know I've been on the job for around seven weeks or so, so as you'd expect, I don't have a complete plan to present to you but I want to talk to you about what I've done since I've been with the Company. I'd like to talk about some of the observations that I've made and about some of the actions that we're going to take. But before I do that let's review the results for the third quarter. For that I'll turn it over to our CFO, Mike Shea.

Michael Shea: Thank you Randy and good morning everyone. For the third quarter 2010, our consolidated revenues decreased 8%, to 40.3 million compared to 43.8 million in the third quarter of 2009. Our net loss for the quarter was 1.2 million or $0.02 per share, compared to a net loss of 0.7 million or $0.01 per share in the prior year period.

Our third quarter net loss includes 0.7 million of restructuring charges, while the prior year loss includes 0.3 million related to restructuring charges. As for revenues in the third quarter, our Portamedic revenues decreased approximately 13% to 28.1 million; the revenue decline was a result of a reduction in paramedical exams completed of approximately 14% in comparison to the prior year, partially offset by a 0.3% increase in revenue per exam.

Heritage Lab's revenues totaled 2.8 million in the third quarter, a decline of 4% from the prior year, primarily due to reduced demand for our lab testing services and specimen collection kits. Revenues for our Health & Wellness business were up in comparison to the prior year, increasing approximately 48% to 3.7 million in the third quarter of 2010, while our Hooper Holmes Services revenues decreased 4% to 5.7 million, primarily resulting from reduced orders for our tele-interviewing services.

Our consolidated gross margin for the third quarter of 2010 was 25.5%, compared to 26.3% in the prior year while SG&A expense totaled 10.6 million in the third quarter, a decrease of approximately 1.3 million or 11% from the prior year period. This reduction in SG&A is primarily a result of cost reduction actions implemented during the past several quarters, along with reduced accelerated depreciation expense pertaining to our current IT customer ordering system.

Regarding the balance sheet, working capital at September 30th 2010 was 30.6 million including 18.2 million in cash and cash equivalents and no debt outstanding. Accounts receivable totaled 21.5 million, with day sales outstanding of 48 days. Regarding cash flows, cash provided by operations approximated 0.1 million in the third quarter of 2010 and capital expenditures for the quarter were approximately 1.3 million. And with that I'll turn the call back to Randy.

Ransom Parker: Thanks Mike. As I'm sure you folks who follow the Company in the past know, this is a rather seasonal business, because less life insurance is sold in the third quarter and there are fewer health screenings in the third quarter. So historically the third quarter is not our strongest -- in fact it's usually our slowest. Even so, a couple of things stand out in the results that Mike just summarized.

The overall revenue decline was 8% in the third quarter, compared to a decline of 12% in the second quarter of this year. To be absolutely clear, we're not satisfied with this, I hope that's obvious, but slowing the rate of decline is a move in the right direction particularly given that it took place in the slowest seasonal quarter. We assured that costs declined as revenues declined, SG&A was down 1.3 million or 11%, and as Mike pointed out, cash was down to 18.2 million from 19.4 in the previous quarter, reflecting some fairly modest capital expenditures, new systems costs and restructuring expenses. So overall we're moving in a better direction but we still have a rather long way to go.

Let me start out by saying that success and shareholder value are not going to be built from results like those that we've just summarized from the third quarter. Success and shareholder value won't come from doing what we've been doing and just doing it better. We need a different approach; we need to better drive more predictable sales, delivery, operations, and results.

My first few days on the job were spent on the phone with many of our investors and with several of our key customers. I spent a good deal of time in the field. I visited a Portamedic branch office, our Allentown data center and our Managed Scheduling Center in Dallas. I met several of our Health & Wellness customers in Washington and I've talked to many employees on the Senior Management Team and at many different levels in the Company. What I see is a Company that has underperformed, but which has a lot of assets and substantial opportunities. Some parts of the business are performing well; you've just heard that our Health & Wellness business for example is up 48% in the third quarter compared to the same period last year.

On the other hand, parts of the business are facing challenges. Portamedic, for example, is probably the larger challenge, excuse me, it's within Portamedic that we have the single greatest area of opportunity for improvement. Our performance in the insurance sector which has been our largest revenue generator is, to be frank, not acceptable. Even as we broaden our offerings in growing markets such as healthcare, we simply must do a better job of serving our life insurance customers. My view is that if we make some fairly fundamental, although significant, changes in our core business, we can do a lot better. Doing better on our core business is essential and critical if we're going to succeed in our push into new markets such as healthcare.

While in the past we've achieved substantial cost reductions, we have to a certain extent limited our ability to perform and build future value. Investments must be made to improve our results. One of our most important investments will continue to be in the roll out and ongoing enhancement of our iParamed platform which is our new electronic system for capturing paramedical exam information. Using wireless mobile netbooks, iParamed will enhance both the quality and cycle time of life insurance exams for customers. We've begun deployment of the platform to our examiners and expect to have approximately 500 netbooks deployed by December of this year.

Several of our major customers have described iParamed as a game changing platform in the life insurance market. We, and they. believe that iParamed has the real potential for taking weeks off of cycle times while reducing placement costs by hundreds of dollars per application. Staying solely on the historical cost reduction course is not a sustainable course for growing the business. We need process, people, and structural changes in Portamedic to put us in a position for revenue growth and consistent profitability in the future.

So we're going to fix some of the sales and service delivery processes that have contributed to the historical revenue decline, we're going to make investments in sales and new talent and in information technology and we're going to prioritize our investments in new service lines for maximum impact on growth and profitability. We will invest to deliver services that not only differentiate us from our competition, but at the same time provide the highest value to our customers.

Once again iParamed is a good example. The marketplace acceptance of our e-Exam platform has been very strong. iParamed is a health information platform that can in fact be used to cross all of our businesses for a wide range of customers and we're very pleased with the initial reception that it's seen in the market. We have a lot of room for growth in healthcare services and the investments I've talked about are going to help us take full advantage of these opportunities.

After seven weeks on the job, as I said before, I don't have a finished plan, budgets or profit projections for transitioning Hooper Holmes into a growth engine, but I can tell you where I want it be to be in the first few days of next year, that being 2011. First, I want to change the way we sell. Secondly, the way I see it we've fragmented our resources and management focus across Portamedic, Heritage Labs, Services, and Health & Wellness. We need to put less focus on the operating business units and more focus on integrating our approach to customer channels. And those channels, for clarity, in almost all cases include, carriers, brokers, direct marketers, agents, examiners, and different types of healthcare companies. We're going to make early investments in account management and sales operations, we're going to invest in more feet on the street, and we're going to invest in one of the most important of our assets which is our examiner network. We're going to invest in people. That means the current employee base, as well as new talent that we'll be attracting to the Company.

So, that's in general terms where I want to be in the first few days of next year. I think I can fairly also tell you where I want to be a year from now, by this time next year I want us running at an uptick in revenue level year-over-year. A year from now I want us to be booking revenue from new healthcare services as a result of our targeted investments which we're still in the process of defining. I want us to be realizing the cost and speed benefits of a more robust IT infrastructure and I want us to be taking advantage of modern financial and sales management systems.

So, in the months ahead you can expect us to remain as cost and efficiency conscious as we have been, but at the same time to invest in targeted initiatives that will fuel productivity and sales, information technology and operational effectiveness. You can expect us to move away from a focus on business units and toward an integrated and IT-enabled focus on customer channels. Again those channels include in most cases carriers, brokers, direct marketers, agents, examiners, and various different types of healthcare companies. You can expect that we'll prioritize our investment in new services. We're not going to spend our limited resources across a laundry list of new initiatives, those investment decisions will be made and driven by specific business cases and return on investment analyses.

The market should see the effect of these fixes very quickly. We believe that shareholders will benefit because investments we make today will generate future growth and profitability. You'll start to see the impact of these investments next year and we'll have more specifics about our plans and return to growth and profitability on our March call, once those plans have been defined.

I started out my comments on the call by acknowledging the shareholders I haven't met, I'd like to send the same type of message to our employees and examiners who I'm sure also listen to these calls. I look forward to meeting all of you. One of the things I've heard from our customers is that there's a flight to quality among our clients, and in one way of thinking about it, that's very good news for Portamedic. The customers I've talked to say Portamedic is several days faster than the competition in getting exams done. That's at least a partial reason why one of our largest insurance company customers recently decided to double its daily volume with Portamedic. I've also heard from our wellness, pharma, and health plan customers; they tell me how important our 3,000 wellness certified examiners are to their success. That's why we expanded the Health & Wellness product line in October by introducing Face-to-Face Coaching. We have a lot of room to grow in healthcare and I want to make sure we take full advantage of all of our opportunities.

Now let me turn it back over to the operator and take your questions.

Operator: Thank you sir. Ladies and gentlemen at this time now we will be conducting a question and answer session. As a reminder if you have a question please, press the star followed by the one on your touchtone phone. If you would like to withdraw your question, press the star followed by the two. If you're on a speaker phone you need to pick up the handset before making a selection. One moment please.

Our first question comes from the line of Nick Halen with Sidoti & Company. Please go ahead.

Nick Halen: Good morning guys.

Ransom Parker: Morning.

Michael Shea: Morning Nick.

Nick Halen: First question I have is regarding your revenue per exam that you guys mentioned. I know you said that there's a slight increase about 0.3% this quarter and I was kind of wondering what the, you know, the pricing environment is right now for the exams? And basically what led to that revenue per exam increase, is it more cost cuts on your end or were you guys able to actually raise prices a little bit? And basically would you see that trend continuing going-forward?

Michael Shea: Sure Nick, yes right, the numbers behind that are $90.22 per exam versus 89.93 in the third quarter of last year. So it is a small, 0.3% increase and you know we've had a number of contracts that came up during the year which were three year contracts, so we were able to at least keep level with a lot of that pricing. But to answer your question, we're seeing a lot of competition out there, it is a very difficult environment to be selling our existing services and what we need to do is be introducing our new services such as the iParamed to further increase that pricing as we go forward. But the short answer is, it is very competitive, the base price of exams I think will remain very competitive, but we are hoping as we go into 2011 to increase that average price per exam as we roll out the iParamed e-Exam.

Nick Halen: Okay great and also I was wondering if you can, you know, just trying to put a value on the iParamed. I was wondering if you could maybe give us a little, you know, put a number on that? And I guess nothing specifically, but just kind of to give us the sense of how you guys value that? And potentially what that can offer you guys?

Michael Shea: Well I think that's, you know, it's going to have significant value to us going forward. It will not be a material amount for the fourth quarter of 2010; it will be material in 2011 and going forward. And you know we're going to have different releases of it come out as we move forward. I guess the biggest unknown at this point is client acceptance -- not meaning that they want it but how quickly we can roll it out throughout the organization and to our examiners in their areas as we do those exams. So that will really be the one gear that tells us how quickly that revenue comes online in 2011 but it's going to be very valuable going forward.

Ransom Parker: Yes, it's Ransom. I think one of the overall key parts of this strategy that we referenced before is doing a better job of addressing our market channels. And iParamed, if rolled out and implemented properly, should have the effect of quote "integrating" the business interests of the carrier, the broker-dealers, and the examiners at the same time on the same platform. So, that's one of the driving forces behind the entire launch of the platform in the first place and thus far the early returns are that it's having that effect.

Nick Halen: Great thanks and just lastly, I just have one more question about expenses. I know you guys obviously in the past years have done a great job of lowering those expenses, you know, resulting from lower revenues and things like that, but I was wondering, is there I guess a floor on that number? I mean, I guess going forward if you guys aren't able to grow the top line, say worst case scenario, will you still be able to lower those expenses? Or is that something where you're going to have trouble doing going forward and you're going to need that top line growth?

Michael Shea: It is basically how your statement finished there Nick, we're going to need the top line to grow. We've done a lot, you've seen what we've done over the last three years in reducing expenses, so now it's time to grow the top line and, you know, we're going to need to make some investments in 2011 in order for that to happen.

Nick Halen: Great, thanks guys.

Michael Shea: Thank you Nick.

Operator: Thank you and our next question comes from the line of Walter Schenker with MAZ Partners. Please go ahead.

Walter Schenker: Hi guys. This Company for a number of years has made it clear that the best way to differentiate itself in this marketplace has been to provide more efficient exams and get the results back quicker so that the ability to close these policies would improve. Different programs have been announced over a number of years to do that by this Company, again I don't know if you're actually doing it or not. But we talked a lot about it, Mike knows that, over a number of years and yet the Company continues to basically be a victim, if that's the thing, but caught in an industry which is facing double digit unit declines. Again the decline year-over-year of Portamedic this year in the quarter-for the third quarter was a couple of percent worse than it was in the second quarter.

I just don't understand and obviously in March maybe I'll understand it better. How you can try and grow a business when the industry continues to decline very sharply. Where in the past people have cut prices to maintain share and, yes everyone wants better service, but that you've been offering better service for some time. At least that's what you said publically and yet you haven't been able to do anything but maintain share. It seems like different words, different services, but basically the same thing that's been said before which is if we can provide a faster, higher level of service, we should benefit from this and yet there's been no evidence of that happening over the last few years.

Ransom Parker: Yes, this is Ransom. Just one observation, I guess my key observation is first of all the rate of Portamedic revenue decline year-over-year for -- pick a time frame, the last three years has significantly exceeded the rate of decline in the life insurance market by number of applicants, significantly, that's observation number one. Observation number two, is that we need, this Company needs to do a better job linking its sales processes and delivery processes together, first of all. And then taking those and applying them to the channels to market that we're pursuing, which is a linkage of the carrier, the broker-dealer and the examiner on channels. Which is -- one of my observations is that we've taken separate and distinct approaches to those three sub-channels and if we can do a better job of attacking them as an integrated channel, I think the results are going to start to show, number one.

Number two, is that in the recent case of one of our largest customers, we have absolute documented evidence from them that Portamedic's performance, in terms of cycle times, substantially beats that of one of our major competitors who also has an approval agreement with this carrier. So, there's real evidence that we have differentiated, and I think we have to do a much better job of getting those differentiators into the market and selling it into that integrated channel.

Walter Schenker: Okay. Second question, did the-obviously the big plus in the quarter was Health & Wellness which had a modest gain year-over-year in the second quarter with 8%.

Ransom Parker: Right.

Walter Schenker: And a 48% increase in this quarter, could you just give a little more color as to whether this is closer to what you expect going-forward? If there's something unusual in the quarter, some unusual programs? I realize there's seasonal patterns in this stuff.

Ransom Parker: Right.

Walter Schenker: But it was really a dramatic improvement over the prior quarter.

Michael Shea: Yes Walter, this is Mike. There was nothing unusual in the quarter except increased screenings; you know our baseline business there. So we would expect that to continue. We would not expect Health & Wellness to be a single digit growth line of business, we expect it to be double digit. You're right we had a soft; I believe it's the first quarter we are up actually 25% year-over-year through the first nine months. Fourth quarter is its best quarter from the seasonality standpoint, so we have very strong expectations for Health & Wellness in Q4.

Walter Schenker: Okay and also by March-last question, sorry. We'll also as part of seeing more definitive plans on what you're doing; there'll be some further discussion of capital allocation as part of that?

Michael Shea: Absolutely.

Walter Schenker: Okay, thanks a lot.

Michael Shea: Thank you Walter.

Operator: Thank you and our next question comes from the line of Al Shams with Midsouth Capital. Please go ahead.

Al Shams: Gentlemen, good morning. I'm relatively new to the Company but, you know, as I hear the discussion it sounds like we're going to be spending quite a bit of money. How much of our cash do you think is going to be drawn down to finance these growth initiatives?

Michael Shea: We're in the process right now of putting together our budgets for 2011 and also looking at a number of things which Randy was talking about previously on the call. The investments we're going to need are in people, processes and IT for 2011. We'll be able to outline that in detail on our year-end call in the first week of March, but certainly you know, we're still going to remain very cost and efficiency conscious. We proved we can do it, over the last three years, you see our results, but we need to invest in order to grow the top line and return to sustained growth and profitability.

Al Shams: Okay. Well I mean in general do you think you can finance this with existing cash flow or will you need to tap you know the cash balances that we have?

Michael Shea: No, we're not, with the initiatives we have in mind now we will not be tapping our credit facility. Certainly if some type of strategic opportunity came up, we would look for all types of financing to do that but none of that is imminent at this time.

Al Shams: Okay, thank you.

Operator: Thank you and our next question comes from the line of Brad Evans with Heartland Funds. Please go ahead.

Brad Evans: Good morning Ransom, thanks for taking the call.

Ransom Parker: Good morning Brad.

Brad Evans: I'm sorry, just-I don't think you fully answered that last question; I have other questions, but if you could just got back to that last question. I think the prior question asked whether you would expect to burn down any of your existing cash in the balance sheet in light of the investment efforts. Would you anticipate that you would be in a position where you can actually draw down on your cash?

Michael Shea: At this point until we have a final budget in place and all the investments identified, Brad, it's hard for me to answer that question specifically. Certainly, as we go forward, we would like to remain EBITDA neutral at worst, but you know, at this point until I have all the investments and the cost benefit behind each of those in front of me, I can't answer that question specifically. We will be able to answer that question on our March call.

Brad Evans: Okay, I'm not sure you answered the question but I'll move on. Ransom, you've been on board now for a little bit. I'd just love to get your-and I got on the call a little bit late but I'd love to get your thoughts in terms of just your lay of the land, in terms of the overall totality of the Hooper Holmes portfolio and where there might be opportunity from a portfolio management perspective on your part.

Ransom Parker: Yes, Brad a couple of observations. The first of which is that we need to change our-the way we think about the Company from a management standpoint. From focusing on, I'm not sure how much of this you were on for so if it's redundant, I'll summarize it. From focusing on individual business units, we've got to change that focus, look outward toward our customers and organize and drive the Company from the customer channel as opposed from an internal business unit standpoint. And there's a lot underneath that in terms of what I discovered in terms of internal communication and communication with-between the Company and its customers.

Secondly, I think there are some fairly fundamental process changes that we're in the process of making both on the sales and on the delivery side, that can favorably impact our performance in the life insurance and specifically the Portamedic market, if you will. I mean what I first looked for was not the silver bullet, my habit is to look at the fundamentals to see what we can fix fundamentally and look for silver bullets later. So a lot of my focus has been on kind of the one-on-ones of the blocking and tackling that I think we need to do. And most of the opportunity for improvement is in the Portamedic group which is not surprising given the fact that it's A, our largest channel to market and B, our largest revenue center. Does that help?

Brad Evans: It does, I guess I was just curious as to-and may be it's still too early and may be this isn't appropriate for this call. But I just would be curious if, as you look at the four business segments as to whether you know they all have a firm placement in the portfolio? But may be its too early for you to tell.

Ransom Parker: I think it's probably too early to tell Brad, in honesty.

Brad Evans: Thank you very much.

Ransom Parker: Thanks.

Michael Shea: Thanks Brad.

Operator: Thank you and our next question comes from the line of Omar Samalot, Private Investor.

Please go ahead.

Omar Samalot: Yes, hi good morning guys.

Michael Shea: Good morning.

Ransom Parker: Morning.

Omar Samalot: I just have kind of a strategic or let's just call them you know overview questions, see what your thoughts are specifically for Mr. Parker. Are the investments that you are planning on IT, the details described are, they to differentiate yourself from competition? Or to catch up with them?

Ransom Parker: I think they're to differentiate, to be clear. The clearest example in my mind being iParamed which in the initial roll out and initial reviews from customers have told us that the application and the platform, the user interface, all those things that are critical to systems acceptance and utilization are far superior to the alternatives that they've been exposed to. And in some cases, that they are currently using. So I wouldn't characterize that part of it as catch-up, I'd characterize that part of the IT initiatives as differentiation.

On the other side, the internal side, there are IT investments that we need to make to modernize the infrastructure and the operations of the Company and that's not catch-up with competition that's catch-up with current technologies.

Omar Samalot: Okay. And so far the little time that you've spent in the Company, what would be the single most significant reason why you think the Company continues to lose market share and what do you plan to do about it?

Ransom Parker: The single most critical reason why the Company is losing market share, is the way it is selling its services to the market. I think from the internal standpoint there are blocking and tackling, one-on-one sales management, and process changes that can be made that can impact things very favorably. But I go back to what I said before; one of the other keys is that we take an integrated approach to the carrier, the broker-dealer, and the examiner in terms of our sales approach. Because all three of those are buyers of our services and influencers of the buy decision, we have to make sure we're attacking those in a coordinated way you know a more coordinated way than we have.

Omar Samalot: So, I mean my sense from your comments is that the way that you plan to grow your sales going-forward is by I guess kind of stealing back some of that market share with you know better competencies and better fusion. Is that fair?

Ransom Parker: It is better competencies, better approaches and I would stress one of the comments I made before; one of our major customers is going to provide us with more market share because they're going to double our exam volume at the expense of one of our competitors who also services that carrier. So I mean there's very good news in there in terms of our competitive performance versus brand X, Y, Z. I think we need to do a better job taking that evidence to the market in an integrated and aggressive and coordinated fashion.

So, we have assets and differentiation here that we can take advantage of, we just need to do a better job of doing that.

Omar Samalot: And have you identified any other markets or sub-markets that may also help you with the growth?

Ransom Parker: I think the, well, the Health & Wellness is one example which I think folks that follow the Company are familiar with. The other major market sectors that we're looking at are in the healthcare market, we're not at the point where we've defined specifically which of those segments we think is best to attack and which not to attack. But we expect to have a lot of that defined as part of the 2011 budgeting process, which we will be discussing in the March call.

Omar Samalot: Okay. My last question, what differences in terms of your own personal approach to business and to, you know, and to turn-around you think will have the best outcome when you compare things to how things were done you know in the past or you know before you came in?

Ransom Parker: Yes, just a general philosophical comment from my standpoint and that is that I've spoken to folks on the management team previously, that the past can be instructive but not necessarily constructive from my standpoint. My approach to my current position and responsibilities is the same that I've taken to my operating and to a certain extent my venture experience in my career. And that, as I said before, is drill into the fundamentals of the operation, drill into how things are being handled, how they're not being handled, talk to customers, triangulate on things, and form your impressions about how you think you can improve the base business. Okay? Before you worry about trying to find that silver bullet out there that's going to solve all of your problems.

So, my genetic code is much more operational than it is anything else and that's what I've spent most of my time in the last seven weeks doing. And that's what's taking me to the conclusions that I've summarized in my opening comments.

Omar Samalot: Okay, well thank you and good luck to you in the future.

Ransom Parker: Thanks very much.

Operator: Thank you and ladies and gentlemen if there are any additional questions please, press the star followed by the one. If you're on a speaker phone you need to pick up the handset before pressing star one. One moment please.

And our next question comes from the line of Joe Fernicola, Private Investor. Please go ahead.

Joe Fernicola: Hello Mr. Parker, Mr. Shea.

Ransom Parker: How are you?

Michael Shea: Good morning Joe.

Joe Fernicola: Mr. Parker, I understand that this'll be your-correct me if I have it incorrect, if this is your first time at the helm of a publicly traded company, is that correct?

Ransom Parker: That's correct.

Joe Fernicola: Do you feel that your style of management will be effective in a publicly traded company?

Ransom Parker: That's hard for me to judge, since this is my first position in a publicly traded company. My style of management is to be as open and straightforward as I can be with the management, and with the employee base as a whole and with the shareholders and with the board. And that's the approach that I've taken in my private company life and the approach that I plan to take in this position.

Joe Fernicola: Some of the questions earlier that were asked about the cash balance. Over quarter-to-quarter, Hooper has been raising its cash balance, I guess through cutting expenses and you've indicated that you're going to go forward by making investment in spending money. We don't know how much money you're going to spend, that's obvious at this point, but you do know, I think Mr. Shea you would know, what would be the comfortable level you would want to have in your cash balance once you start making these investments? And I think you said sometime in 2011 may be by the first half, we would know if some of these initiatives are going to be working or are working. So, what would be your comfortable cash level you want to have in the Company?

Michael Shea: Comfortable cash level? Joe, I guess I would look at it this way. There's a number of parameters that affect our cash balance and what we're going to need going forward. The one in front of us right now is probably in our debt facility and staying in line with the fixed coverage charge. For that going forward, we need to keep between $6 million and $8 million on the balance sheet and what that does is provides us relief in the calculation on the fixed coverage charge ratio. So, I mean certainly, if we approach that and I'm not saying we're going to approach that, as I said earlier I do not know what the investment total is going to be for 2011, I will know that on the March call. But you know, certainly going below a level like that would have my full attention.

Operator: Thank you sir. Ladies and gentlemen at this time we would like to give participants a final opportunity to ask any additional questions. Just press the star followed by the one if you have a question, also if you are on a speaker phone, you need to pick up the handset before pressing star one. One moment please.

And I'm showing there's no further questions in the queue, will turn it back over to management for closing comments.

Ransom Parker: Thanks very much for your time and attention. And we look forward to speaking with you again in March once we've defined the specifics of the 2011 budget and the going-forward strategy for returning the Company to a growth and profitability profile. We appreciate your time very much.

Operator: Thank you and ladies and gentlemen that concludes today's Hooper Holmes, 2010 Third Quarter Financial Results Conference Call. Thank you for your participation, you may now disconnect.